Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
 EMY’S SALSA AJI DISTRIBUTION COMPANY, INC.

Emy’s Salsa Aji Distribution Company, Inc., a Nevada corporation (hereinafter referred to as the “Corporation”), pursuant to the provisions of the Nevada Revised Statutes, hereby certifies to the Secretary of State of Nevada that:

FIRST:           The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND:      The provisions set forth in these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.  These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

THIRD:          The Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation, and recommended to the stockholders for their adoption, in accordance with Nevada Revised Statutes 78.403.

FOURTH:      By written consent of the stockholders pursuant to Nevada Revised Statutes 78.320, the Amended and Restated Articles of Incorporation were duly adopted by the stockholders of the Corporation pursuant to Nevada Revised Statutes 78.403 by a vote in favor of the Amended and Restated Articles of Incorporation by stockholders holding 31,363,632 shares out of 53,620,000 shares outstanding and entitled to vote thereon.

FIFTH:           The Corporation’s Articles of Incorporation as currently in effect are hereby amended and restated by striking in their entirety said Articles of Incorporation as currently in effect, and by substituting  in lieu thereof the following:

ARTICLE I
Name

The name of the corporation is INVO Bioscience, Inc. (the “Corporation”).

ARTICLE II
Duration

The period of existence of the Corporation shall be perpetual.
ARTICLE III
Purpose

The purpose for which the Corporation is organized is to engage in any lawful act, activity or business for which corporations may be incorporated pursuant to Nevada law.

ARTICLE IV
Shares

(a)           The number of shares the Corporation is authorized to issue is two hundred million (200,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and one hundred million (100,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)           The capital stock of the Corporation, after the greater of the amount of the subscription price or the par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

(c)           The shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series as authorized by the Board of Directors.  For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to prescribe, by resolution, the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock.

(d)           For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any.  If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(e)           The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

(f)           Cumulative voting shall not be allowed in elections of directors or for any other purpose.

(g)           The holders of the capital stock of the Corporation shall not have any preemptive rights.

ARTICLE V
Registered Office and Agent

The resident agent of the Corporation is Cane Clark LLP, and the resident agent’s street address, which shall be the registered office of the Corporation in the State of Nevada, is located at 3273 East Warm Springs, Nevada 89120.

ARTICLE VI
Directors

The business of the Corporation shall be managed under the direction of a Board of Directors.  The Board of Directors shall have a variable number of directors, with the number of directors from time to time being the number specified in or fixed in accordance with, and changed in accordance with, the bylaws of the Corporation, as the bylaws of the Corporation may be amended from time to time; provided, however, that until changed in accordance with the bylaws, the number of directors constituting the Board of Directors shall be two (2) directors, namely Kathleen Karloff and Claude Ranoux.

ARTICLE VII
Elimination of Liability of Directors and Officers

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada law.  If Nevada law is amended to further eliminate or limit, or to authorize corporate action to further eliminate or limit, the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by Nevada law as so amended from time to time.  Any repeal, amendment or modification of this Article shall be prospective only, and shall not adversely affect any elimination of or limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal, amendment or modification.

ARTICLE VIII
Indemnification

The Corporation shall indemnify a director and/or officer of the Corporation to the fullest extent permitted by Nevada law and the corporation’s bylaws, each as currently in effect or hereafter amended. Any repeal, amendment or modification of this Article shall be prospective only, and shall not limit the rights of any such director or officer, or the obligations of the Corporation, with respect (a) to any claim arising from or related to the services of such director or officer prior to any such repeal, amendment or modification of this Article, and/or (b) to the occurrence or alleged occurrence of any other action or omission to act that is the cause of any civil or criminal action, suit or proceeding against any director or officer.

ARTICLE IX
Bylaws

The Board of Directors shall have the exclusive authority and power to adopt, alter, amend, modify, restate and repeal the bylaws, in whole or in part.  The stockholders shall not have the authority or power to adopt, alter, amend, modify, restate or repeal the bylaws, in whole or in part.

ARTICLE X
Amendments

The Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in, to add any provision to, and/or to restate, these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed or permitted by Nevada law, and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, directors and/or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form and/or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its duly authorized officer this 22nd day of December, 2008.

EMY’S SALSA AJI DISTRIBUTION COMPANY, INC.

By: /s/ Katie Karloff
Name: Katie Karloff
Title:   Chief Executive Officer